UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2011

PremierWest Bancorp

(Exact Name of Registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation)	000-50332 (Commission File Number)	93 - 1282171 (IRS Employer Identification No.)

503 Airport Road, Medford, Oregon 97504 Address of Principal Executive Office

Registrant's telephone number including area code #9; 541-618-6003

(Former name or former address, if changed since last report)

Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(e) On October 13, 2011, PremierWest Bancorp and its wholly owned subsidiary PremierWest Bank entered into an Employment Agreement with Douglas N. Biddle, Executive Vice President and Chief Financial Officer. PremierWest Bancorp and PremierWest Bank received required bank regulatory approvals to enter into the agreement. The initial term of the agreement is three years from the effective date of Mr. Biddle’s initial employment on January 5, 2011. On December 31, 2011, and on each December 31st thereafter, the term of the agreement is automatically extended for an additional year unless a party gives notice of non-renewal. The agreement provides that Mr. Biddle’s base annual salary is $175,000 and Mr. Biddle will receive benefits similar to the other named executive officers, including eligibility to participate in PremierWest’s executive insurance programs, benefit plans and deferred compensation plan. Upon termination of employment without cause or by Mr. Biddle for good reason, PremierWest will continue pay Mr. Biddle’s base salary for twelve months conditioned upon compliance with any applicable regulatory or TARP restrictions on such severance payments, PremierWest’s receipt of a release of claims from Mr. Biddle and Mr. Biddle not engaging in competitive activities for twelve months. The agreement is attached as Exhibit 99.1 and contains a more detailed explanation of the specific benefits and the terms and conditions of Mr. Biddle’s employment and is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

	(d)	Exhibits.

		99.1	Employment Agreement with Douglas N. Biddle

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 13, 2011

PREMIERWEST BANCORP (Registrant) By: /s/ Tom Anderson_______ Tom Anderson Executive Vice President and Chief Administrative Officer